Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Leslie Loyet	Tim Grace
Chief Financial Officer	General Information	Media Inquiries
(312) 658-5740	(312) 640-6672	(312) 640-6667

FOR IMMEDIATE RELEASE

TUESDAY, JANUARY 10, 2006

STRATEGIC HOTELS & RESORTS CLOSES ON JOINT VENTURE AGREEMENT
TO ACQUIRE 45 PERCENT INTEREST IN HOTEL DEL CORONADO

Chicago, IL – January 10, 2006 – Strategic Hotel Capital, Inc. (NYSE: SLH), which operates as Strategic Hotels & Resorts, today announced that the company closed on the previously announced agreement to acquire a 45 percent joint venture ownership interest in the Hotel del Coronado in San Diego, California. An affiliate of Kohlberg Kravis Roberts & Co. holds 41 percent and KSL Resorts holds the remaining 14 percent of the joint venture. The agreed upon market value of the new joint venture was $745 million, of which Strategic’s total equity investment was approximately $70 million.

About the Company

Strategic Hotel Capital, Inc. also operates under the name Strategic Hotels & Resorts and is a real estate investment trust, which owns and asset manages high-end hotels and resorts. The company has ownership interests in 17 properties with an aggregate of 8,264 rooms. For further information, please visit the company’s website at www.strategichotels.com.